Exhibit 99.1

Digital Lightwave to Become a Privately Held Corporation

CLEARWATER, Fla. (BUSINESS WIRE)—October 15, 2009—Digital Lightwave, Inc. (OTC BB: DIGL.OB), a leading provider of optical networking test equipment and technology, today announced a group of stockholders controlling 91.1% of its outstanding shares, yesterday filed a Schedule 13E-3 with the Securities and Exchange Commission disclosing that such stockholders will cause Digital Lightwave, Inc. (“Digital Lightwave”) to merge with a newly formed corporation, Optel Acquisition Corp. (“OAC”), in a “going private” transaction. The ultimate result of this transaction is that Digital Lightwave, Inc. will emerge as privately held corporation. Under Delaware law, the transaction does not require the approval of either Digital Lightwave’s board of directors or stockholders. The merger will not be consummated any sooner than the expiration of a 31-day period following the filing of the Schedule 13E-3.

“We view the merger and privatization as a very positive development,” said Ted Myers, CEO of Digital Lightwave. “Becoming a private company will alleviate the significant financial and administrative burdens of a public company and allow us to focus more resources on new products and more effectively serving our customers. “

Pursuant to the terms of a merger and contribution agreement, dated October 14, 2009, by and among OAC, ZG Limited Partnership (“ZG”), and Optel Capital, LLC (“OC”), ZG and OC will contribute to OAC the shares of Digital Lightwave held by them. In connection with the going-private merger, Digital Lightwave’s stockholders (other than OAC) will be entitled to receive $0.055 in cash per share of Digital Lightwave’s outstanding common stock. OAC, ZG, and OC are controlled by Dr. Bryan J. Zwan, Digital Lightwave’s chairman of the board of directors, and Dr. Zwan beneficially owns the shares of Digital Lightwave’s common stock held of record by OAC, ZG, and OC.

Digital Lightwave will be attending Supercomm 2009 in Chicago, October 21-23. Please visit our booth to learn more about the new Digital Lightwave.

About Digital Lightwave

Digital Lightwave, Inc. provides the global communications networking industry with products, technology and services that enable the efficient development, deployment and management of high-performance networks. Digital Lightwave’s customers rely on its offerings to optimize network performance and ensure service reliability. More information is available at www.lightwave.com

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Media Contact:

Doyle Mills

Digital Lightwave

Corporate Communications

727-442-6677

www.lightwave.com

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